SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2006

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia  20191

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code  (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2006, VCampus Corporation (“VCampus”) entered into an Acquisition and Reorganization Agreement between VCampus, Prosoft Learning Corporation (“Prosoft”) and ComputerPREP, Inc (the “Reorganization Agreement”), pursuant to which VCampus will acquire 100 percent of the equity ownership of Prosoft. ComputerPREP is a wholly-owned subsidiary of Prosoft. Pursuant to the Reorganization Agreement, on or about April 12, 2006 Prosoft and its ComputerPREP subsidiary filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, and plans to submit a proposed Chapter 11 Plan of Reorganization. The acquisition will enable VCampus to add the market-leading CIW (Certified Internet Web Professional) certification to its Select Partner Program, as well as offer the CTP (Convergence Technologies Professional) credential. Based on Prosoft’s fiscal 2005 revenues, the acquisition will more than double the total revenues of VCampus, as well as more than double its certification-related revenues.

Pursuant to the Reorganization Agreement, Prosoft and ComputerPREP will file a proposed Chapter 11 Plan that provides for, among other things: (i) the cancellation of all existing equity interests of Prosoft and ComputerPREP; (ii) revocation of Prosoft’s current registration statement under Section 12 of the Exchange Act; (iii) the issuance of new common stock to be issued and delivered to VCampus in exchange for the Purchase Price (as defined in the Reorganization Agreement); and (iv) the creation of a Liquidating Trust that will distribute the Purchase Price. If the proposed Chapter 11 Plan is approved by the Bankruptcy Court, Prosoft does not expect to distribute any money or property to existing equity interests through the bankruptcy process and existing equity holders will not receive an equity interest in the reorganized Prosoft. Subject to Bankruptcy Court approval, the reorganized company will become a wholly-owned subsidiary of VCampus.

Under the terms of the Reorganization Agreement, VCampus has agreed to pay an aggregate purchase price of $2.3 million in exchange for 100% of the newly issued common stock of the reorganized Prosoft. Of that amount, $2 million will be paid in cash at closing, with $300,000 paid in the form of two 6% promissory notes of $150,000 each. The first note is due in one balloon payment on July 1, 2007, with the other note payable in six equal monthly installments of principal and interest beginning on January 1, 2007. The aggregate purchase price is subject to a working capital adjustment at closing. Prosoft is expected to use the proceeds to retire its existing secured convertible notes and to pay other reorganization expenses. VCampus will also be assuming certain liabilities and obligations of Prosoft, including essential trade payables, as part of the reorganization and intends to continue substantially all of Prosoft’s current operations and retain virtually all Prosoft’s employees. It is anticipated that no proceeds will be available to the existing shareholders of Prosoft. The parties expect to complete the acquisition before the end of the second calendar quarter of this year.

In connection with the Reorganization Agreement, VCampus also entered into a letter agreement dated April 11, 2006 with Prosoft and Prosoft’s secured lenders by which VCampus and the secured lenders consented to certain transactions and arrangements relating to Prosoft and the transactions contemplated by the Reorganization Agreement. The Reorganization Agreement and the letter agreement provide customary “no shop” protections for VCampus.

Copies of the Reorganization Agreement, the letter agreement, and the press release announcing the execution of the Agreement are attached hereto as Exhibits 10.15, 10.16 and 99.1, respectively. All statements made herein concerning the foregoing agreements are qualified by reference to such exhibits.

Under the terms of the Reorganization Agreement, the existing employment agreement of Benjamin Fink, President and Chief Executive Officer of Prosoft, dated October 27, 2005, will be rejected. The existing employment agreement contained provisions related to non-competition and non-solicitation, as well as provided that Mr. Fink was to receive a payment of $250,000 in the event of termination of Mr. Fink’s employment for any reason other than gross negligence or willful misconduct or in the event of a change in control of Prosoft. On April 10, 2006, Prosoft entered into a Transition Services Agreement with Mr. Fink that amends and restates, and will replace Mr. Fink’s existing employment agreement with Prosoft. Under the Transition Services Agreement, Mr. Fink shall continue to provide substantially the same services to Prosoft as under the existing employment agreement, as well as to assist with the completion of the transactions contemplated by the Reorganization Agreement. Pursuant to the Transition Services Agreement, upon the Effective Date (as defined in the Reorganization Agreement), the reorganized company (which will then be a subsidiary of VCampus) is required to make a change of control payment to Mr. Fink of $200,000, provided that VCampus has received a credit against the purchase price under the Reorganization Agreement of $209,080 in exchange for the assumption by the reorganized company of the obligation to pay Mr. Fink. Mr. Fink’s employment by Prosoft and/or the reorganized company shall terminate effective immediately upon the closing under the Reorganization Agreement. The Transition Services Agreement also provides for the nondisclosure and noncompetition terms from Mr. Fink’s existing employment agreement to be extended for a period of one year from the closing under the Reorganization Agreement.

A copy of the Transition Services Agreement is attached hereto as Exhibit 10.117.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the terms of the Reorganization Agreement described in Item 1.01 of this report, VCampus has agreed to pay an aggregate purchase price of $2.3 million in exchange for 100% of the newly issued common stock of the reorganized Prosoft. Of that amount, $2 million will be paid in cash at closing, with $300,000 paid in the form of two 6% promissory notes of $150,000 each. The first note is due in one balloon payment on July 1, 2007, with the other note payable in six equal monthly installments of principal and interest beginning on January 1, 2007. The aggregate purchase price is subject to a working capital adjustment at closing. VCampus will also be assuming certain liabilities and obligations of Prosoft, including essential trade payables (estimated at approximately $450,000), as part of the reorganization and intends to continue substantially all of Prosoft’s current operations and retain virtually all of Prosoft’s employees.

See the disclosures set forth in Item 1.01 of this report, which disclosures are incorporated by reference in this Item 2.03, for a description of the Transition Services Agreement, the obligations under which VCampus would assume upon closing of the transactions contemplated by the Reorganization Agreement (subject to a corresponding reduction to the Purchase Price).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors.

In its preliminary proxy filing on April 13, 2006, VCampus announced that John D. Sears, a VCampus director since 1998, has decided not to stand for re-election to the Board at the upcoming Annual Meeting of Stockholders scheduled for May 25, 2006. VCampus is actively pursuing outside director candidates to replace Mr. Sears on the Board. Mr. Sears cited his desire to devote time to his other business pursuits as the reason for his decision.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.115	Acquisition and Reorganization Agreement dated April 11, 2006 by and between VCampus Corporation, Prosoft Learning Corporation and ComputerPREP, Inc.
10.116	Letter Agreement dated April 11, 2006 by and among VCampus Corporation, Prosoft Learning Corporation and the secured noteholders of Prosoft
10.117	Transition Services Agreement dated April 10, 2006 with Benjamin M. Fink
99.1	Press release issued on April 12, 2006 announcing execution of the definitive purchase agreement with Prosoft

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: April 17, 2006
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer